Exhibit 99.1

Horizon Technology Finance and CR Financial Holdings Form New $100 Million Joint Venture

Farmington, Connecticut – March 19, 2026 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), an affiliate of Monroe Capital, announced today the formation of a new joint venture with CR Financial Holdings, Inc. (“CRFH”), the holding company for Roth Capital Partners, LLC (“Roth”). The joint venture will provide growth capital financing solutions to small- and micro-cap public companies based primarily in the U.S.

Horizon and CRFH will make initial capital commitments totaling $100 million. The joint venture intends to leverage its initial capital by entering into warehouse credit facilities from time to time. Governance and investment decisions will be made by a four-person board and a four-person investment committee, with Horizon and CRFH equally represented on each. The joint venture expects to be supported on larger investments by Monroe Capital, a leading private credit investment firm with approximately $24 billion in assets under management and over 500 individual portfolio companies as of January 1, 2026. The joint venture expands Horizon’s focus on providing capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies.

Horizon brings more than two decades of experience as a leading provider of growth capital lending solutions, while CRFH, through its subsidiary Roth, a full-service investment bank, contributes established capital markets expertise and relationships across the public-company sector. Together, they form a partnership well suited to delivering growth-focused debt capital to small‑ and micro-cap public companies.

“We are excited to partner with CRFH on this new joint venture, which we believe will provide publicly traded, small- and micro-cap companies a compelling option for growth financing,” said Mike Balkin, Chief Executive Officer of Horizon Technology Finance Corporation. “The joint venture will target a multi-billion-dollar market opportunity that we believe is currently underserved. We will primarily focus on providing growth capital financing solutions in the $5-25 million range, with the ability to upsize as necessary, with the continued support and backing of Monroe Capital. Importantly, the joint venture is fully aligned with Horizon’s long-term strategy to expand our capacity to support innovative, high‑growth companies, increase our scale, and drive long‑term value for our shareholders.”

“Our new joint venture with Horizon provides us an excellent opportunity to expand our capabilities and offer additional capital solutions to publicly traded companies,” said Byron Roth, Chairman of CRFH. “We have a long history in this market, and we are thrilled to be partnering with the highly respected Horizon team. We expect our new joint venture will be an active player in growth financing for publicly traded companies.”

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

About CR Financial Holdings and Roth Capital Partners

CR Financial Holdings, Inc., is a private holding company and the majority owner of Roth Capital Partners, LLC. CRFH makes strategic investments in publicly traded and private companies, as well as private investment funds. Roth is a relationship-driven investment bank focused on serving growth companies and their investors. Roth’s full-service platform provides capital raising, high-impact equity research, macroeconomics, sales and trading, technical insights, derivatives strategies, M&A advisory, and corporate access. Headquartered in Newport Beach, California, Roth is a privately held, employee-owned organization and maintains offices throughout the U.S. For more information on Roth, please visit www.roth.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Neither Horizon nor CRFH undertakes any duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts
Horizon Technology Finance Corporation

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

CRFH

Gerald Mars

Chief Financial Officer, CR Financial Holdings

gmars@roth.com

(949) 510 3466